Exhibit 99.3

News Release

Puma Biotechnology Closes $138 Million Public Offering of Common Stock

LOS ANGELES, Calif., Oct. 24, 2012—Puma Biotechnology, Inc. (NYSE: PBYI), a development stage biopharmaceutical company, announced the closing of the underwritten public offering of 8,625,000 shares of its common stock at a price to the public of $16.00 per share. The shares of common stock issued in the offering included 1,125,000 shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares. The net proceeds from the offering were approximately $129.1 million, after deducting the underwriting discount and estimated offering expenses payable by the Company.

BofA Merrill Lynch and Leerink Swann LLC acted as joint book-running managers for the offering. Stifel Nicolaus Weisel, Cowen and Company, and UBS Investment Bank acted as co-managers for the offering.

A registration statement on Form S-1 relating to these securities has been filed with the Securities and Exchange Commission and declared effective. The offering of these securities was made only by means of a written prospectus forming part of the effective registration statement relating to these securities. Copies of the prospectus for this offering may be obtained by contacting BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com or Leerink Swann LLC, One Federal Street, 37th Floor, Boston, MA 02110, Attn: Syndicate Department, phone: (800) 808-7525.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Puma Biotechnology

Puma Biotechnology, Inc. is a development stage biopharmaceutical company that acquires and develops innovative products for the treatment of various forms of cancer. The Company focuses on in-licensing drug candidates that are undergoing or have already completed initial clinical testing for the treatment of cancer and then seeks to further develop those drug candidates for commercial use. The Company is initially focused on the development of PB272 (oral neratinib), a potent irreversible tyrosine kinase inhibitor, for the treatment of patients with HER2 positive metastatic breast cancer.

Contact:

Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500

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